Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of John Bean Technologies Corporation of our report dated February 23, 2024, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations in the December 31, 2021 consolidated balance sheet as discussed in Note 2, as to which the date is June 18, 2024, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in John Bean Technologies Corporation’s Current Report on Form 8-K dated June 18, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 21, 2024